UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-51431

Chardan North China Acquisition Corporation
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(Exact name of registrant as specified in its charter)

625 Broadway, Suite 1111
San Diego, CA 92101
(619) 795-4627
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Units
Common Stock, $0.0001 par value
Common Stock Purchase Warrants
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(Title of each class of securities covered by this Form)

None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ☒	Rule 12h-3(b)(l)(i) ☒
Rule 12g-4(a)(l)(ii) ☐	Rule 12h-3(b)(l)(ii) ☐
Rule 12g-4(a)(2)(i) ☐	Rule 12h-3(b)(2)(i) ☐
Rule 12g-4(a)(2)(ii) ☐	Rule 12h-3(b)(2)(ii) ☐
Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Chardan North China Acquisition Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 25, 2007 CHARDAN NORTH CHINA ACQUISITION CORPORATION

By: /s/ Kerry Propper
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Name: Kerry Propper
Title: Chief Financial Officer